UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Annaly Capital Management, Inc.

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Dear Fellow Stockholders,

We are writing to ask for your support on all of the proposals submitted for your vote at the upcoming 2019 Annual Meeting of Stockholders of Annaly Capital Management, Inc. (the “Company” or “Annaly”) in accordance with the recommendations of your Board of Directors (the “Board”). In particular, we are requesting your support on Proposal 2 – the annual advisory vote on executive compensation (the “Say-on-Pay” vote).

We would like to thank those stockholders who met with us to discuss our proposed enhancements to executive compensation disclosure over the last few years. From these discussions, we found that the additional quantitative information provided in the 2018 Proxy Statement regarding the compensation paid by our external manager, Annaly Management Company LLC (the “Manager”), to the Company’s named executive officers (“NEOs”) was well received and supported by our stockholders. Following implementation of this enhanced approach to executive compensation disclosure, our 2018 Say-on-Pay vote received support from over 94% of our stockholders. In view of this result and continued positive feedback from our stockholders, our 2019 Proxy Statement includes similarly detailed information about the compensation paid by the Manager to our NEOs.

Prior to 2018, none of our NEOs, including our Chairman, Chief Executive Officer (“CEO”) and President Kevin Keyes, was a party to any employment, separation or other agreement with the Company. As outlined below and as disclosed in our 2019 Proxy Statement, the Company entered into a Severance and Noncompetition Agreement (the “CEO Severance Agreement”) with Mr. Keyes on August 1, 2018 following a robust and independent Board review process. The purpose of this letter is to provide additional context on the CEO Severance Agreement to enable you to make a fully informed Say-on-Pay vote.

Annaly’s Management and Compensation Structures are Unique

As disclosed in our 2019 Proxy Statement, Annaly has been externally-managed by the Manager since July 2013. The Manager is responsible for managing the Company’s affairs, including providing the personnel who serve as the Company’s NEOs, pursuant to a management agreement (the “Management Agreement”). The Company pays the Manager a monthly management fee, which the Manager uses, in part, to compensate the Company’s NEOs other than Mr. Keyes.

Although Mr. Keyes has an interest in the fees paid to the Manager as an indirect equityholder of the Manager, he receives no compensation from the Company or the Manager for serving as the Company’s Chairman, CEO and President. Prior to entering into the CEO Severance Agreement, Mr. Keyes had no contractual commitment from the Company with respect to his service to the Company or protection available in the event of a separation from service or a change-in-control of the Company.

The Board Instituted a Robust Process around the CEO Severance Agreement

In October 2017, Annaly’s Board formed a special committee comprised of four independent directors (the “Special Committee”) to review and, if deemed appropriate, recommend changes to the terms of the Management Agreement and consider other potential arrangements to address matters that could adversely impact the Company, including retention risks related to key management personnel. The Special Committee was advised by its own independent legal (Hogan Lovells US LLP), financial (HFF Securities, L.P.) and compensation (Frederic W. Cook & Co.) advisors. The Special Committee and its advisors engaged in extensive discussions and negotiations with the Manager with respect to these matters during the course of several months. On August 1, 2018, following the unanimous recommendation of the Special Committee, the Board, with the unanimous approval of its independent directors, approved the CEO Severance Agreement, alongside an amendment and restatement of the Management Agreement. Mr. Keyes recused himself from the Board’s discussion and vote on these matters.

1211 Avenue of the Americas ● New York, NY 10036
Tel: 212.696.0100 ● Fax: 347.227.1287 ● www.annaly.com

The CEO Severance Agreement Provides Significant Value to the Company

In connection with its review and recommendation of the CEO Severance Agreement, the Special Committee determined that providing appropriate severance benefits to Mr. Keyes upon certain termination events would help align the interests of Mr. Keyes with the interests of our stockholders over the long term, and encourage Mr. Keyes to remain with the Company as its Chairman, CEO and President. After joining the Company in 2009, Mr. Keyes was appointed as CEO in 2015 and has played a pivotal role in the Company’s growth and transformation as reflected by a cumulative total return to stockholders of 57% since his appointment was announced, outperforming the S&P 500 and Bloomberg Mortgage REIT Index by 14% and 21%, respectively.

In conducting its review, the Special Committee noted that, unlike other public company CEOs, Mr. Keyes received absolutely no change-in-control or separation protection prior to execution of the CEO Severance Agreement, which put the Company at an increased risk and competitive disadvantage with respect to retaining key talent. The Special Committee also noted that despite not having any change-in-control or separation protection, Mr. Keyes had been subject to significant stock ownership guidelines throughout his tenure as the Company’s CEO, which Mr. Keyes had voluntarily committed to increase from $10 million to $15 million and to satisfy solely through additional open market purchases of Annaly stock in July 2017.

The CEO Severance Agreement also provided the Company with the ability to protect its interests through noncompetition provisions that continue to apply for twelve months following termination of Mr. Keyes. Moreover, the amendment and restatement of the Management Agreement that was negotiated in parallel with the CEO Severance Agreement, includes expanded noncompetition provisions applicable to the Manager that prohibit the Manager from managing, operating, joining, controlling, participating in, or advising any person other than the Company without the prior written consent of the Risk Committee of the Board.

The Design of the CEO Severance Agreement is in Line with Best Practices

In connection with its review and recommendation of the CEO Severance Agreement, the Special Committee considered “best practices” for executive severance arrangements as set forth in the principles and voting guidelines published by a number of market-leading institutional investors and proxy advisors. Consistent with these practices, the CEO Severance Agreement does not provide for severance payments in the event of a “single-trigger” change-in-control or upon Mr. Keyes’ termination by the Company for “cause” or his voluntary resignation without “good reason” (each as clearly defined in the CEO Severance Agreement). Furthermore, the CEO Severance Agreement does not provide for excise tax gross-ups or acceleration of unvested equity awards.

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The CEO Severance Amount is Lower than Average Aggregate Severance Amounts of Both the Equilar Peer Group and the Proxy Peer Group

In connection with its review and recommendation of the CEO Severance Agreement, the Special Committee considered the executive severance arrangements of the companies comprising Annaly’s compensation peer group (the “Proxy Peer Group”). Based on this review, the Special Committee determined that the provisions of the CEO Severance Agreement, including the amount of severance provided therein (the “CEO Severance Amount”), were appropriate and in line with the Proxy Peer Group. In conducting this review, the Special Committee noted that in light of the fact that Mr. Keyes has never been granted an award of Annaly stock and has instead acquired his position in Annaly stock solely through open market purchases, the CEO Severance Amount represented the full amount that would be payable to Mr. Keyes following a qualifying termination event, and thus Mr. Keyes’ termination would not separately trigger a full or partial acceleration of any unvested equity.

Following release of the 2019 Proxy Statement, the Company determined to additionally benchmark the CEO Severance Amount against the executive severance arrangements of the companies included in our 2019 Equilar Market Peer Group (the “Equilar Peer Group”). The results of the Company’s benchmarking (which are set forth as an exhibit accompanying this letter) indicate that the CEO Severance Amount is meaningfully lower than the average all-in CEO severance amounts of both the Equilar Peer Group and the Proxy Peer Group.

In consideration of the above, we believe that the CEO Severance Agreement is appropriately structured in all respects, reflective of market practice and provides significant value to the Company, and ask for your support on our 2019 Say-on-Pay Proposal (Proposal 2). If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Georgeson at (866) 413-5901. For your reference, you can view copies of our proxy materials at www.annalyannualmeeting.com.

Sincerely,

Anthony C. Green
Chief Corporate Officer & Chief Legal Officer

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Highlights of Annaly's CEO Severance Agreement

Annaly's CEO severance is 40% less than the Equilar Peer average and 14% lower than the Proxy Peer average

Highlights

Best Practices

- ✓ No severance payment upon "single trigger" change-in-control
- ✓ No severance payment upon termination for cause
- ✓ No severance payment in connection with voluntary resignation
- ✓ Agreement does not provide excise tax gross-ups
- ✓ Agreement does not provide for the acceleration of unvested equity
- ✓ Meaningfully lower CEO severance than the average all-in levels for both the Equilar Peer Group and the Proxy Peer Group

Robust Process

- ✓ Severance agreement was reviewed and peer-benchmarked by a Special Committee of four independent Directors formed in October 2017
- ✓ Special Committee was advised by independent legal, financial and compensation advisors
- ✓ Severance agreement was unanimously approved by the Board's independent Directors following the unanimous recommendation of the Special Committee

Benefits to the Company and its Shareholders

- ✓ Provides significant value as a retention mechanism as there was previously no direct agreement between the Company and the CEO
- ✓ Includes non-competition provisions for the CEO that continue to apply following termination
- ✓ Agreement was negotiated in parallel to an amendment to the management agreement, resulting in expanded non-compete provisions with the manager

Total CEO Severance ($mm)(1)

NLY is 40% less
NLY is 14% less
$30
$50
$35
NLY
Equilar Peer Average
Proxy Peer Average

Source: Company filings

Note: Equilar Peer average represents Annaly's 2019 Equilar Market Peer Group and includes AGNC, AMG, ARCC, ARES, ARR, BEN, BX, CG, EV, IVZ, KKR, LAZ, LM, TROW. Proxy Peer average represents Annaly's compensation peer group as disclosed in its 2019 Proxy Statement and includes AGNC, AMG, AMP, APO, ARCC, ARES, ARR, BEN, BX, CG, ETFC, EV, IVZ, JEF, KKR, LAZ, LM, NRZ, NTRS, RJF, STWD, TROW, WDR.

1. Total CEO severance represents the total value of payments and benefits payable to the CEO following a termination in connection with a change-in-control as disclosed in an issuer's most recent proxy statement or annual report as applicable.

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